EXHIBIT 107

Calculation of Filing Fee Tables

S-3

(Form Type)

REBORN COFFEE, INC.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Offering Price Per Share		Proposed Aggregate Offering Price (1)(2)		Amount of Registration Fee
Common Stock, par value $0.0001 per share		(1)		(2)		(2)	—
Preferred Stock, par value $0.0001 per share		(1)		(2)		(2)	—
Debt Securities		(1)		(2)		(2)	—
Warrants		(1)		(2)		(2)	—
Rights		(1)		(2)		(2)	—
Units		(1)		(2)		(2)	—
Total		(1)			$20,000,000		$2,952.00

(1)	There are being registered hereunder such indeterminate amount of shares of common stock and preferred stock, such indeterminate number of warrants, rights and purchase contracts to purchase common stock, preferred stock and/or debt securities, such indeterminate principal amount of debt securities and such indeterminate number of units as may be sold by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $20,000,000 (the “Shelf Securities”). If the Registrant issued any debt securities at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $20,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and such indeterminate principal amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or performance of purchase contracts or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the Shelf Securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.